Exhibit 99.1

Intermolecular Reports Third Quarter and Nine Month 2018 Financial Results

Fifth Consecutive Quarter of Positive Adjusted EBITDA;

Secured Major New Program Service Agreement with New Leading Semiconductor Manufacturer;

Board of Directors Approves $10 Million Share Repurchase Program

SAN JOSE, Calif., November 6, 2018 -- Intermolecular, Inc. (Nasdaq: IMI), the trusted partner for advanced materials innovation, today reported results for the third quarter and nine months ended September 30, 2018.

Q3 2018 Financial and Operational Highlights

•	Revenue of $7.9 million, which exceeded the company’s guidance.
•	Program revenue increased 7% year-over-year to $7.4 million.
•	Adjusted EBITDA totaled $0.5 million, which exceeded the company’s guidance and marked the company’s fifth consecutive quarter of positive adjusted EBITDA.
•	Net loss totaled $(0.7) million, an improvement from net loss of $(1.8) million in the same period a year ago.
•	Secured four program contracts during the period.

Recent Operational Highlights

•	Signed a major new program service agreement with a leading semiconductor manufacturer during the fourth quarter of 2018. Management expects a material revenue contribution in 2019.

Nine Month 2018 Financial and Operational Highlights

•	Revenue increased 3% to $27.3 million.
•	Program revenue increased 29% to a $26.0 million.
•	Total operating expenses decreased 30% to $20.5 million.
•	Adjusted EBITDA improved to $3.3 million from a loss of $(2.8) million in the same period a year ago.
•	Net loss totaled $(0.8) million, a significant improvement from a net loss of $(10.5) million in the same period a year ago.
•	Cash and investments increased $4.8 million from December 31, 2017 to $30.6 million, or $0.62 per share, at September 30, 2018. The company also continued to have no debt.
•	Secured nine program contracts during the period.

Management Commentary

“Our financial results for the third quarter exceeded our guidance for the period,” said Intermolecular President and CEO Chris Kramer. “Q3 marked our fifth consecutive quarter of positive adjusted EBITDA, which we believe reflects the continued strength of our services business and consistent execution of our ongoing cost management initiatives. Looking at our financial results for the first nine months of 2018, our adjusted EBITDA reached the highest level in five years, which we believe reflects both strong demand for our services as well as a 30% reduction in operating expenses.

“While we do expect a slowdown in the fourth quarter due to the timing of certain program completions as well as a temporary delay in the scheduled commencement of a new program, we are encouraged by the recent major new program service agreement we secured in Q4 with a leading semiconductor manufacturer. With this new relationship as well as our increasing momentum in additional new programs and extensions, coupled with the improved operational efficiencies that we have been implementing, we believe we are well-positioned for 2019 and beyond. Additionally, the share repurchase program we announced today is a reflection of our confidence in the business and our commitment to maximizing shareholder value.”

Third Quarter of 2018 Financial Results

Revenue for the third quarter of 2018 was $7.9 million, a decrease of 20% from $9.8 million in the second quarter of 2018, and a decrease of 9% from $8.6 million in the same period a year ago. Program revenue was $7.4 million, a 21% decrease from $9.4 million in the second quarter of 2018, and a 7% increase from $6.9 million in the same period a year ago.

Gross profit for the third quarter of 2018 was $5.8 million (74% of total revenue), a 1% increase from $5.7 million (67% of total revenue) in the same period a year ago.

Total operating expenses for the third quarter of 2018 were $6.7 million, flat compared to the second quarter of 2018, and a decrease of 13% compared to $7.7 million in the same period a year ago.

Net loss for the third quarter of 2018 totaled $(0.7) million, or $(0.01) per basic and diluted share, compared to net income of $0.5 million, or $0.01 per basic and diluted share in the second quarter of 2018, and an improvement from a net loss of $(1.8) million, or $(0.04) per basic and diluted share in the same period a year ago.

Non-GAAP net loss, which excludes stock-based compensation expense, for the third quarter of 2018 totaled $(0.5) million, or $(0.01) per basic and diluted share, compared to non-GAAP net income of $0.7 million, or $0.01 per basic and diluted share in the second quarter of 2018, and an improvement from a non-GAAP net loss of $(1.6) million, or $(0.03) per basic and diluted share in the same period a year ago.

Adjusted EBITDA for the third quarter of 2018 totaled $0.5 million, compared to $1.8 million in the second quarter of 2018, and an improvement from an adjusted EBITDA of $0.1 million in the same period a year ago.

Cash and investments totaled $30.6 million at the end of third quarter of 2018, a decrease of $0.7 million compared to $31.3 million at the end of second quarter of 2018. The company had no debt at quarter end.

Nine Month 2018 Financial Results

Revenue for the first nine months of 2018 was $27.3 million, an increase of 3% from $26.7 million in the same period a year ago. Program revenue was $26.0 million, an increase of 29% from $20.2 million in the same period a year ago.

Gross profit for the first nine months of 2018 was $19.0 million (70% of total revenue), a 4% increase from $18.2 million (68% of total revenue) in the same period a year ago.

Total operating expenses for the first nine months of 2018 was $20.5 million, a decrease of 30% compared to $29.2 million in the same period a year ago.

Net loss for the first nine months of 2018 totaled $(0.8) million, or $(0.02) per basic and diluted share, an improvement from a net loss of $(10.5) million, or $(0.21) per basic and diluted share in the same period a year ago.

Non-GAAP net loss for the first nine months of 2018 totaled $(0.2) million, or $(0.00) per basic and diluted share, an improvement from a non-GAAP net loss of $(9.3) million, or $(0.19) per basic and diluted share in the same period a year ago.

Adjusted EBITDA for the first nine months of 2018 totaled $3.3 million, an improvement from an adjusted EBITDA loss of $(2.8) million in the same period a year ago.

2018 Financial Outlook

The following statements are based on Intermolecular’s current expectations for the fourth quarter ending December 31, 2018. The following statements are forward-looking, and actual results could differ materially depending on market conditions and the factors set forth under “Forward-Looking Statements” below. Intermolecular does not plan to update, nor does it undertake any obligation to update, this outlook in the future.

•	Revenue is projected to be in the range of $5.2 million to $5.8 million;
•	Net loss is projected to be between $(2.8) million and $(3.2) million, or $(0.06) per share (based on approximately 49.8 million shares expected to be outstanding);

•

Non-GAAP net loss is projected to be between $(2.4) million and $(2.8) million, or $(0.05) per share and $(0.06) per share, respectively (based on approximately 49.8 million shares expected to be outstanding); and,

•	Adjusted EBITDA loss is projected to be between $(1.8) million and $(2.2) million.

Intermolecular reports revenue, cost of revenue, gross margin, operating income (loss), net income (loss) and earnings (loss) per share in accordance with U.S. generally accepted accounting principles (GAAP) and additionally on a non-GAAP basis. A reconciliation of the non-GAAP financial measures with the most directly comparable GAAP measures, as well as a description of the items excluded from the non-GAAP measures, is included in the financial statements portion of this press release. Please refer to “Reconciliation of GAAP to Non-GAAP Financial Measures” and “Reconciliation of GAAP Net Loss to Non-GAAP Net Loss” below.

Conference Call

Intermolecular will host a conference call and simultaneous audio-only webcast today (November 6, 2018) at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time) to discuss these results. The call will be hosted by Intermolecular President and CEO Chris Kramer and CFO Bill Roeschlein.

U.S. dial-in number: (877) 251-1860

International dial-in number: (224) 357-2386

Conference ID: 9991865

Please call the conference telephone number five to ten minutes prior to start time. An operator will register your name and organization. If you have difficulty connecting with the conference call, please contact Liolios Group at (949) 574-3860.

A live and archived webcast (audio only) of the call will be available on Intermolecular’s website for up to 30 days after the call.

About Intermolecular, Inc.

Intermolecular® is the trusted partner for advanced materials innovation. Advanced materials are at the core of innovation in the 21st century for a wide range of industries including semiconductors, consumer electronics, automotive and aerospace. With its substantial materials expertise, accelerated learning and experimentation platform, and information and analytics infrastructure, Intermolecular has a ten-year track record helping leading companies accelerate and de-risk materials innovation. Learn more at www.intermolecular.com.

“Intermolecular” and the Intermolecular logo are registered trademarks; all rights reserved.

Forward-Looking Statements

Statements made in this press release and the earnings call referencing the press release that are not statements of historical fact are forward-looking statements. Forward-looking statements are subject to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “expects,” “believes,” “plans,” “intends,” “projects” and other terms with similar meaning. Investors are cautioned that the forward-looking statements in this document are based on current beliefs, assumptions and expectations, speak only as of the date of this document and involve risks and uncertainties that could cause actual results to differ materially from current expectations. Such statements are subject to certain known and unknown risks and uncertainties, many of which are difficult to predict and generally beyond Intermolecular’s control, that could cause actual results and other future events to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. Material factors that could cause actual results to differ materially from current expectations include, without limitation, the following: our ability to productize our workflows with existing and future customers; expectations regarding our future revenue, cash flow and GAAP and non-GAAP net income or loss; financial condition; the ability of our new business model to generate profits and long-term shareholder returns; the extent to which technology developed in collaboration with our customers will continue to remain on the critical path and have significant value for such customers and us as well as the industry as a whole; and anticipated growth in our current markets through expansion of existing customer programs and the entry into other engagements with new customers. Forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from expectations, including but not limited to: our ability to execute on our strategy, prove our business model and remain technologically competitive in rapidly evolving industry conditions; commercial acceptance of our HPC platform and methodology as effective R&D tools; our ability to achieve and sustain profitability; the ability of our customers to achieve their announced product roadmaps in a timely manner; the extent to which we are able to successfully extend and expand relationships with existing customers; our ability to manage the growth of our business; the rapid technology changes and volatility of the customers and industries we serve; our potential need for future capital to finance our operations; and other risks described in our most recent annual report on Form 10-K as updated by our quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission available at www.sec.gov, particularly in the sections titled "Risk

Factors." All forward-looking statements are based on management’s current estimates, projections and assumptions, and we assume no obligation to update them.

Non-GAAP Financial Measures

To supplement the financial data presented on a GAAP basis, we also disclose certain non-GAAP financial measures, which exclude the effect of stock-based compensation expense. These non-GAAP financial measures are not prepared in accordance with GAAP, do not serve as an alternative to GAAP and may be calculated differently than non-GAAP financial information disclosed by other companies. These results should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. We believe that our non-GAAP financial information provides useful information to management and investors regarding financial and business trends relating to our financial condition and results of operations because the non-GAAP measures exclude charges that management considers to be outside of Intermolecular's core operating results. We believe that the non-GAAP measures of revenue, cost of net revenue, gross profit, gross margin, operating (loss) income, net (loss) income, earnings per share and net (loss) income per share, viewed in combination with our financial results calculated in accordance with GAAP, provide investors with additional perspective and a more meaningful understanding of our ongoing operating performance. In addition, management uses these non-GAAP measures to review and assess financial performance, to determine executive officer incentive compensation and to plan and forecast performance in future periods.

Corporate Contact

Bill Roeschlein

Intermolecular, Inc.

Chief Financial Officer

bill.roeschlein@intermolecular.com

(408) 582-5415

Investor Contact

Matt Glover or Najim Mostamand, CFA

Liolios Group, Inc.

IMI@liolios.com

(949) 574-3860

Intermolecular, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except share and per share amounts, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
Revenue:
Program revenue	$7,354	$6,869	$25,975	$20,160
Licensing and royalty revenue	508	1,753	1,364	6,495
Total revenue	7,862	8,622	27,339	26,655
Cost of revenue:
Cost of program revenue	2,054	2,864	8,286	8,106
Cost of licensing and royalty revenue	4	11	8	303
Total cost of revenue	2,058	2,875	8,294	8,409
Gross profit	5,804	5,747	19,045	18,246
Operating expenses:
Research and development	4,463	4,835	12,551	17,328
Sales and marketing	692	874	2,346	3,285
General and administrative	1,581	2,000	5,615	7,225
Restructuring charges	—	—	—	1,351
Total operating expenses	6,736	7,709	20,512	29,189
Loss from operations	(932)	(1,962)	(1,467)	(10,943)
Other income (expense):
Interest income (expense), net	168	70	413	182
Other income (expense), net	78	64	241	243
Total other income (expense), net	246	134	654	425
Loss before provision for income taxes	(686)	(1,828)	(813)	(10,518)
Provision for income taxes	—	—	1	1
Net loss	$(686)	$(1,828)	$(814)	$(10,519)
Net loss per share, basic and diluted	$(0.01)	$(0.04)	$(0.02)	$(0.21)
Weighted-average number of shares used in computing net loss per share, basic and diluted	49,746,082	49,554,701	49,667,518	49,543,014

Intermolecular, Inc.

Condensed Consolidated Balance Sheets

(In thousands, Unaudited)

	As of September 30, 2018	As of December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$6,889	$6,090
Short-term investments	23,759	18,060
Total cash, cash equivalents and short-term investments	30,648	24,150
Accounts receivable	3,330	5,519
Prepaid expenses and other current assets	949	1,069
Total current assets	34,927	30,738
Long-term investments	—	1,657
Materials inventory	2,752	2,781
Property and equipment, net	3,497	5,913
Intangible assets, net	2,141	2,620
Other assets	542	600
Total assets	$43,859	$44,309

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$752	$928
Accrued liabilities	917	865
Accrued compensation and employee benefits	2,602	2,535
Deferred revenue	289	941
Total current liabilities	4,560	5,269
Other long-term liabilities	2,737	2,967
Total liabilities	7,297	8,236
Stockholders’ equity:
Common stock	50	50
Additional paid-in capital	215,606	214,796
Accumulated other comprehensive loss	(19)	(35)
Accumulated deficit	(179,075)	(178,738)
Total stockholders’ equity	36,562	36,073
Total liabilities and stockholders’ equity	$43,859	$44,309

Intermolecular, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands, Unaudited)

	Nine Months Ended September 30,
	2018	2017
Cash flows from operating activities:
Net loss	$(814)	$(10,519)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	3,514	5,369
Stock-based compensation	624	1,221
Loss on disposal of property and equipment	—	70
Changes in operating assets and liabilities:
Accounts receivable	2,666	1,587
Prepaid expenses and other assets	177	663
Materials inventory	57	391
Accounts payable	(304)	688
Accrued and other liabilities	(220)	370
Deferred revenue	(652)	485
Net cash provided by operating activities	5,048	325
Cash flows from investing activities:
Purchase of investments	(21,968)	(15,505)
Redemption of investments	18,151	20,014
Purchase of property and equipment	(620)	(705)
Proceeds from sale of equipment	1	12
Net cash (used in) provided by investing activities	(4,436)	3,816
Cash flows from financing activities:
Payment of capital leases	—	(13)
Proceeds from exercise of common stock options	187	—
Net cash (used in) provided by financing activities	187	(13)
Net increase (decrease) in cash and cash equivalents	799	4,128
Cash and cash equivalents at beginning of period	6,090	5,759
Cash and cash equivalents at end of period	$6,889	$9,887

Intermolecular, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts and percentages, Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2018	2017	2018	2017
GAAP cost of net revenue	$2,058	$2,875	$8,294	$8,409
Stock-based compensation expense (a)	(33)	(38)	(125)	(144)
Non-GAAP cost of net revenue	$2,025	$2,837	$8,169	$8,265
GAAP gross profit	$5,804	$5,747	$19,045	$18,246
Stock-based compensation expense (a)	33	38	125	144
Non-GAAP gross profit	$5,837	$5,785	$19,170	$18,390
As a percentage of net revenue:
GAAP gross margin	73.8%	66.7%	69.7%	68.5%
Non-GAAP gross margin	74.2%	67.1%	70.1%	69.0%
GAAP operating loss	$(932)	$(1,962)	$(1,467)	$(10,943)
Stock-based compensation expense (a):
- Cost of net revenue	33	38	125	144
- Research and development	69	61	183	306
- Sales and marketing	22	28	73	97
- General and administrative	18	115	243	674
Non-GAAP operating loss	$(790)	$(1,720)	$(843)	$(9,722)

GAAP net loss	$(686)	$(1,828)	$(814)	$(10,519)
Stock-based compensation expense (a)	142	242	624	1,221
Non-GAAP net loss	$(544)	$(1,586)	$(190)	$(9,298)

GAAP net loss	$(686)	$(1,828)	$(814)	$(10,519)
Interest (income) expense, net	(168)	(70)	(413)	(182)
Provision for taxes	—	—	1	1
Depreciation, amortization, impairments and accretion	1,212	1,772	3,905	5,369
Restructuring charges (b)	—	—	—	1,351
Stock-based compensation expense (a)	142	242	624	1,221
Adjusted EBITDA	$500	$116	$3,303	$(2,759)

Shares used in computing GAAP basic and diluted earnings per share	49,746,082	49,554,701	49,667,518	49,543,014
GAAP earnings per share:
Basic and diluted net loss per share	$(0.01)	$(0.04)	$(0.02)	$(0.21)
Shares used in computing Non-GAAP basic and diluted earnings per share	49,746,082	49,554,701	49,667,518	49,543,014
Non-GAAP earnings per share:
Basic and diluted net loss per share	$(0.01)	$(0.03)	$(0.00)	$(0.19)

(a)

Stock-based compensation reflects expense recorded relating to stock-based awards. The Company excludes this item when it evaluates the continuing operational performance of the Company, as management believes this provides it a meaningful understanding of its core operating performance.

(b)	Restructuring charges incurred in connection with a reduction in headcount primarily comprised of employee severance and benefit costs.

Intermolecular, Inc.

Fourth Quarter 2018 Outlook

Reconciliation of GAAP Net Loss to Non-GAAP Net Loss

(In thousands, except per share amounts, Unaudited)

GAAP net loss range	$(2,800) - $(3,200)
Stock-based compensation	$400 - $400
Non-GAAP net loss range	$(2,400) - $(2,800)

GAAP and Non-GAAP diluted shares	49,800
GAAP net loss per share range	$(0.06) - $(0.06)
Non-GAAP net loss per share range	$(0.05) - $(0.06)